Exhibit 99.7

STIFEL, NICOLAUS & COMPANY, INCORPORATED

October 15, 2024

Board of Directors

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, MA 02110

Re:	Registration Statement on Form S-4 of Pieris Pharmaceuticals, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 23, 2024 (the “Opinion”), with respect to the fairness, from a financial point of view, to Pieris Pharmaceuticals, Inc. (“Pieris”) of the Aggregate Merger Consideration (as defined in the Opinion) to be paid by Pieris to the holders of Palvella Capital Stock (as defined in the Opinion) in connection with the merger of Polo Merger Sub, Inc. (a wholly-owned subsidiary of Pieris, “Polo”) with and into Palvella Therapeutics, Inc. (“Palvella”) pursuant to an Agreement and Plan of Merger dated July 23, 2024 by and among Pieris, Palvella and Polo.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Pieris in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Pieris has determined to include our Opinion in the above-referenced Registration Statement. Our Opinion is not intended to, and may not, be relied upon by Pieris, Palvella or their respective stockholders.

In that regard, we hereby consent to the reference to our Opinion under the captions “Prospectus Summary – Opinion of Pieris’ Financial Advisor”, “Risk Factors”, “The Merger – Background of the Merger”, “The Merger – Pieris’ Reasons for the Merger” and “The Merger – Opinion of Pieris’ Financial Advisor” in, and to the inclusion of such Opinion as Annex C to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED